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                                                                    EXHIBIT 99


                                           [WILLIAMS ENERGY PARTNERS L.P. LOGO]

News Release

NYSE:WEG

================================================================================

July 26, 2001

         WILLIAMS ENERGY PARTNERS L.P. REPORTS INCREASE IN SECOND-QUARTER
EARNINGS

TULSA-- Williams Energy Partners L.P. (NYSE:WEG) today announced earnings for the second quarter ending June 30, 2001. Net income for the current quarter was $7.4 million, or $0.64 per unit on a fully diluted basis, compared with $0.7 million in the 2000 quarter.

The $6.7 million increase in net income was partially due to the acquisition of a marine terminal facility in New Haven, Conn., in September 2000. Also contributing to the increase were higher tariff rates and income related to minimum throughput commitments on the ammonia pipeline system.

The 2001 quarter also benefited from changes related to the partnership's initial public offering in February 2001, including the retirement of debt which lowered interest costs, a reduction in general and administrative costs and the lack of income taxes due to the partnership structure.

"Our recently announced acquisition of two terminals in Little Rock, Ark., our Dallas Love Field jet fuel supply project and the 7.1 percent second-quarter distribution increase announced this week are tangible indications that our growth strategy is unfolding as planned," said Phil Wright, president of Williams Energy Partners. "We are very active in our pursuit of transactions that will benefit our unit holders."

Operating profit for the second quarter increased $4.5 million from $4.2 million in 2000 to $8.7 million in 2001. The increase was due to the New Haven marine terminal facility acquisition, higher ammonia tariffs, income related to minimum throughput commitments and lower general and administrative costs.

For the year to date through June 30, 2001, including the pre-IPO period Jan. 1 through Feb. 9, net income was $11.3 million, or $0.97 per unit on a pro forma fully diluted basis, compared to $2.8 million for the same period in 2000.

Operating profit for the same year-to-date periods was $15.4 million in 2001 and $10.8 million in 2000. Increased storage utilization and rates at the Gulf Coast marine terminals, combined with the New Haven marine terminal facility acquisition, more than offset declines in throughput volumes at inland terminals which were anticipated at the time of the IPO.

The average number of common and subordinated units outstanding for the quarter and year-to-date periods was 11.4 million.



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An investor conference call with management regarding second-quarter results is scheduled today at 10:30 a.m. Eastern. To participate, call (800) 819-9193 and request "Williams Energy Partners Earnings Call." International callers may dial into (913) 981-4911. This event may also be accessed through www.williams.com.

Digital replay of the conference call will be available through Aug. 2. To access the replay, call (800) 203-1112. International callers for the replay may dial into (719) 457-0820. The password for the automated prompt is 686686.

Williams Energy Partners' asset portfolio includes four marine petroleum product terminal facilities, three located along the U.S. Gulf Coast and one located near the New York Harbor. The aggregate storage capacity of these terminals is in excess of 17.6 million barrels. The portfolio also includes 26 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States. The partnership owns an ammonia pipeline and terminals system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission. This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made only by means of a prospectus that would be registered with the Securities and Exchange Commission.

CONTACT INFORMATION:

Kelly Swan - Media                                  Rick Rodekohr - Investors
(918) 573-6932                                      (918) 573-2087
kelly.swan@williams.com                             rick.rodekohr@williams.com